UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2007

SONOMA COLLEGE, INC.
(Exact name of Company as specified in its charter)

California	333-120671	68-0290784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

304 South Point Blvd., Suite 280, Petaluma, CA94954
(Address of principal executive offices) (Zip Code)

Company’s telephone number, including area code (707) 283-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement

Sonoma has failed to file a registration statement with the Securities and Exchange Commission with respect to the common stock underlying the conversion of the Senior Convertible Debentures and the exercise of the warrants pursuant to the terms of the Registration Rights Agreement that Sonoma entered into as part of its financing transaction with a group of private investors (the “Investors”), effective August 9, 2006.

Under the terms of the Senior Convertible Debentures, a note holder may accelerate the entire obligation upon an event of default. An event of default occurred on February 5, 2007 as a registration statement with respect to the shares underlying the conversion of the Senior Convertible Debentures was not effective (nor filed) prior to the 180th day following the date of the debentures.

To date, Investors have not sent Sonoma a notice of acceleration or, to Sonoma’s knowledge, consented to collection action by the other note holders. However, there can be no assurance that Investors will not take such action in the future. In the event of any acceleration of these obligations, Sonoma could be forced to restructure or to default on it obligations or to curtail or abandon it business plan, any of which may devalue or make worthless an investment in Sonoma.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Myron W. Landin, the Chief Financial Officer of Sonoma College, Inc. informed Sonoma of his decision to resign as Chief Financial Officer, effective February 25, 2007, due to demands on his time in excess of that contractually required. Mr. Landin became the Chief Financial Officer of Sonoma College on January 1, 2007. Mr. Landin will serve as a consultant to Sonoma from February 25, 2007. The Company is actively seeking a new Chief Financial Officer. Charles D. Newman, Chief Executive Officer and President of the Company, has agreed to be acting Chief Financial Officer in the interim period.

Section 8 – Other Events

Item 8.01. Other Events.

Sonoma is subject to extensive regulation by federal and state governmental agencies and accrediting bodies. In particular, the Higher Education Act of 1965, as amended (“HEA”), and the regulations promulgated there under by the DOE, subjects Sonoma to significant regulatory scrutiny on the basis of numerous standards that must be satisfied in order to participate in the various federal student financial assistance programs under Title IV of the HEA.

To participate in the Title IV Programs, Sonoma must be authorized to offer its programs of instruction by the relevant agencies of the state in which it is located, accredited by an accrediting agency recognized by the DOE and certified as an eligible institution by the DOE. The DOE will certify an institution to participate in the Title IV Programs only after the institution has demonstrated compliance with the HEA and the DOE’s extensive regulations regarding institutional eligibility.

In addition in the event of a change of ownership that results in a change of control the Company is required to timely seek approval of such a substantive change from the DOE to maintain institutional eligibility. Management of the Company applied to the DOE with respect to a change of control that occurred on January 25, 2006.

On April 6, 2006, DOE froze Title IV disbursements to Sonoma students due to its position that the application for a change of ownership and control was not timely filed and due to Sonoma’s failure to post a letter of credit, the amount of which was to be determined based upon the program review as discussed herein. Sonoma students could therefore not receive any Title IV Program funds until DOE approves the change of ownership. During the period after April 6, 2006, Sonoma has permitted its students eligible for Title IV funds to nevertheless start classes in anticipation of obtaining approval. These Title IV students have executed promissory notes in favor of Sonoma for any amounts owed to Sonoma in the event and for such period that it is determined by DOE that Sonoma is not eligible for Title IV Program Funds. Sonoma subsequently submitted a revised change of ownership application.

On February 14, 2007, the DOE denied the Company’s application with respect to a change of ownership and control. DOE has taken a position that a change of control occurred prior to the January 2006 event and thus since no change of control was timely reported to the DOE for such earlier event, the Company is no longer eligible to participate in Title IV Programs. The Company has timely filed an appeal with the DOE.

In addition, the DOE conducted a program review with respect to past compliance with Title IV regulations. The DOE issued a draft program review report, which has preliminarily identified numerous issues with respect to the Company’s compliance with Title IV. The College submitted its comments and response to the draft report, which is under review by the DOE. DOE has not issued a final report, which will establish any potential liabilities owed by Sonoma due to alleged violation of applicable Title IV regulations. The Company, its officers, directors and certain affiliates may be subject to liabilities, penalties or fines as a result of the program review.

The Company has filed a response to the DOE’s denial of the change of control and intends to apply for reinstatement of eligibility to participate in Title IV. In addition, the Company will engage the DOE with respect to the determinations of the program review once it is finalized under the appeal process available to it.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Sonoma has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2007

SONOMA COLLEGE, INC.
(Sonoma)

By: /s/Charles D. Newman

Charles D. Newman
Chairman of the Board, Chief Executive
Officer and President